Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2021, with respect to the consolidated financial statements of Cazoo Holdings Limited and subsidiaries included in the Registration Statement (Form F-4) and related Prospectus of Capri Listco dated May 14, 2021.

/s/ Ernst & Young LLP

London, United Kingdom

May 14, 2021